Exhibit 99.1

International Rectifier Announces Accelerated Vesting of Stock Options

EL SEGUNDO, Calif. – April 19, 2005 – International Rectifier Corporation (NYSE:IRF) today announced the accelerated  vesting of all currently outstanding unvested employee stock options. Unvested options to purchase approximately 7 million shares became exercisable as a result of the vesting acceleration.

The purpose of the accelerated vesting of outstanding unvested options is to enable the company to avoid recognizing in its income statement compensation expense associated with these options in future periods, upon adoption of FASB Statement No. 123R (Share-Based Payment) in July 2005. The resulting amount that will not be required to be expensed by the company is approximately $106 million over the course of the original vesting periods, $58 million of which would have been for fiscal year 2006. The company estimates a one-time charge as a result of the accelerated vesting of approximately $4 million in the June-quarter.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology. IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste from motors, the world’s single largest consumer of electricity. Leading manufacturers of computers, energy-conserving appliances, lighting, automobiles, satellites, aircraft and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

Company contact: Steve Harrison, 310-252-7731

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